Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Asbury Automotive Group, Inc. 2019 Equity and Incentive Compensation Plan of our reports dated February 28, 2019, with respect to the consolidated financial statements of Asbury Automotive Group, Inc. and the effectiveness of internal control over financial reporting of Asbury Automotive Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 15, 2019